Exhibit 99.1

For Immediate Release	For Investor Inquiries, contact:
November 17, 2006	Randy A. Henry
2006-22	317.808.6060

Shona L. Bedwell
317.808.6169

Duke Realty Announces Pricing of $575 Million of 3.75%
Exchangeable Senior Notes Due 2011

________________________________________________________________________

Entry into Capped Call and
Repurchase of $88.37 Million of Common Stock

Indianapolis, Indiana — Duke Realty Corporation (DRE: NYSE) (“Duke”) announced that Duke Realty Limited Partnership (the “Operating Partnership”), of which Duke is the sole General Partner, priced its offering of $575 million aggregate principal amount of 3.75% Exchangeable Senior Notes due 2011, to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended, and will use approximately $88.37 million of the net proceeds from the sale of the notes to fund the repurchase of shares of Duke’s common stock, and an additional approximately $26.97 million to fund the capped call transaction relating to the notes.

The notes will pay interest semiannually at a rate of 3.75% per annum and mature on December 1, 2011. The notes will have an initial exchange rate of approximately 20.4298 common shares per $1,000 principal amount of the notes, representing an exchange price of approximately $48.95 per share of Duke’s common stock and an exchange premium of approximately 20.0 % based on the last reported sale price of $40.79 per share of Duke’s common stock on November 16, 2006. The initial exchange rate is subject to adjustment under certain circumstances. The notes will be senior unsecured obligations of the Operating Partnership and will be exchangeable upon the occurrence of specified events, and during the period beginning on August 1, 2011 and ending on the second business day prior to the maturity date, into cash or a combination of cash and shares of Duke’s common stock.  The closing of the sale of the notes and repurchase by Duke of $88.37 million of shares of its common stock is expected to occur on November 22, 2006.  The net proceeds from this offering are estimated to be approximately $447.26 million, after deducting estimated fees and expenses of approximately $12.4 million.

- more -

In connection with the offering, Duke and the Operating Partnership have entered into a capped call transaction with affiliates of certain of the initial purchasers of the notes to increase the effective exchange price of the notes to $57.11 per share of Duke’s common stock, which represents a premium of approximately 40% based on the November 16, 2006 closing price of $40.79 per share of Duke’s common stock. This transaction also is intended to minimize the potential dilution upon future conversion of the notes. The net cost of the capped call transaction was approximately $26.97 million and will be included as a permanent reduction of equity in Duke’s balance sheet.

In connection with the capped call transaction, the counterparties have advised Duke that the counterparties and/or their respective affiliates have simultaneously with the pricing, and shortly after pricing, purchased shares of Duke’s common stock and/or entered into various derivative transactions with respect to Duke’s common stock. In addition, following the pricing of the notes, the counterparties or their respective affiliates may enter into or unwind various derivatives and/or continue to purchase or sell shares of Duke’s common stock in secondary market transactions, including during the observation period relating to any conversion of the notes.

The Operating Partnership expects to use the net proceeds from the offering to fund the repurchase by Duke of $88.37 million of shares of Duke’s common stock at a price of $40.79 per common share, to fund the $26.97 million cost of the capped call transaction, to repay outstanding amounts under the Operating Partnership’s unsecured line of credit, and for other general corporate purposes.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities of Duke or the Operating Partnership, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.  The notes and the shares of Duke’s common stock that may be issuable upon exchange of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any State or other jurisdiction and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act and other applicable securities laws.

Cautionary Notice Regarding Forward-Looking Statements

This announcement may include forward-looking statements within the meaning and subject to the protections of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements include, among others, statements regarding: estimated net proceeds from the offering of the notes and the Operating Partnership’s application of those net proceeds; the anti-dilutive effect and accounting treatment of the capped call transaction; and the market activities of counterparties to the capped call transaction.  Although Duke and the Operating Partnership presently believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, neither Duke nor the Operating Partnership give, or can give, any assurance that those expectations will be achieved.  Any number of factors could cause actual results to differ, including, but not limited to: changes in the market for derivative instruments; changes in the market price of Duke’s common stock; changes in the trading value of the notes; changes in accounting rules or the application of such rules; changes in interest rates and other general economic conditions; and changes in Duke’s and/or the Operating Partnership’s results of operations or financial condition.

You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. Neither Duke nor the Operating Partnership have or undertake any obligation to publicly update, revise or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise. This announcement should be read in conjunction with the risk factors, financial information and other information contained in the filings that Duke and the Operating Partnership make with the Securities and Exchange Commission.

About Duke Realty Corporation

Founded in 1972, Duke Realty Corporation develops commercial real estate in strategically selected markets by leveraging the expertise of local sales, construction and operations professionals. Duke is the largest publicly traded, vertically integrated office/industrial real estate company in the United States. Duke’s properties encompass approximately 113 million rentable square feet leased by approximately 3,600 tenants. We own or control more than 6,500 acres of undeveloped land that can support over 94 million square feet of additional development. Duke common stock is listed on the New York Stock Exchange under the symbol: DRE. Visit Duke on the web at www.dukerealty.com.

###